Exhibit 99 Investor Contact Media Contact Dinh Nguyen Nichola Liboro +1-212-715-3572 + 1-212-940-3394 investorrelations@axiscapital.com nichola.liboro@axiscapital.com AXIS NAMES STAN GALANSKI TO ITS BOARD OF DIRECTORS PEMBROKE, Bermuda, December 4, 2023 – AXIS Capital Holdings Limited (“AXIS Capital” or “AXIS” or the “Company”) (NYSE: AXS), today announced that it has appointed Stan Galanski to the Company’s Board of Directors. Effective January 1, 2024, Mr. Galanski will join the Board and will serve on its Risk Committee. “Stan is an outstanding addition to our Board of Directors, bringing more than 40 years of experience in the property and casualty space as a public company CEO and with C-Suite roles at leading major and mid-size insurance carriers,” said Henry Smith, Chair of the Board of Directors at AXIS. “We will benefit from his experience guiding companies to drive underwriting excellence and operational transformation, as well as his deep knowledge of the specialty insurance space on a global scale.” Mr. Galanski most recently served as President and CEO of The Navigators Group, a NASDAQ-listed global specialty insurer that he grew from $150 million in premiums to $2 billion, while leading the Company from 2003 until its 2019 acquisition by The Hartford. Previously he served for two years as CEO of Intercargo Corporation, a global NASDAQ- listed specialty insurer, until its sale to XL Capital in 1999. Mr. Galanski’s prior roles include two years as President of New Hampshire Insurance Company – an AIG subsidiary, as well as 15 years at Chubb in various management and underwriting roles. “It is a privilege to serve on the Board of AXIS, a company with a proud history in specialty insurance, strong accelerating positive momentum in its performance, and the potential for significant profitable growth,” said Mr. Galanski. “I look forward to applying my background in underwriting, operations, and transformation to support the Company in advancing its ambition to be a specialty underwriting leader.” Mr. Galanski’s appointment reflects a multi-year succession planning strategy to ensure balance between longer-tenured directors and perspectives of newer directors. With the addition of Mr. Galanski, the Board will consist of twelve members, eleven of whom are independent. Over the past six years, the Company has added nine new Directors to the Board (including Mr. Galanski). About AXIS AXIS Capital, through its operating subsidiaries, is a global specialty underwriter and provider of insurance and reinsurance solutions. The Company has shareholders' equity of $5.0 billion at September 30, 2023, and locations in Bermuda, the United States, Europe, Singapore and Canada. Its operating subsidiaries have been assigned a financial strength rating of "A+" ("Strong") by Standard & Poor's and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.